Exhibit 15

Accountants’ Acknowledgment

PepsiCo, Inc.
Purchase, New York

Ladies and Gentlemen:

Re:      Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to the Director Stock Plan.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 19, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,
KPMG LLP

New York, New York
September 4, 2002